Exhibit 99.3
Chiquita Brands International, Inc.
Chiquita Brands L.L.C.
OFFER FOR ALL OUTSTANDING
7.875% SENIOR SECURED NOTES DUE 2021
IN EXCHANGE FOR
7.875% SENIOR SECURED NOTES DUE 2021
WHICH HAVE BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933, AS AMENDED
, 2013

To:	Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
Chiquita Brands International, Inc. and Chiquita Brands L.L.C. (the “Issuers”) are offering, upon and subject to the terms and conditions set forth in the prospectus dated , 2013 (the “Prospectus”), and the enclosed letter of transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) an aggregate principal amount of up to $425,000,000 of its 7.875% Senior Secured Notes due 2021 registered under the Securities Act of 1933, as amended, for a like principal amount at maturity of its issued and outstanding 7.875% Senior Secured Notes due 2021 issued in a private offering on February 5, 2013 (collectively, the “Old Notes”). The Exchange Offer is being made in order to satisfy certain obligations of the Issuers contained in the registration rights agreement entered into with the initial purchasers of the Old Notes on February 5, 2013.
We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

1.	Prospectus dated , 2013;

2.	The Letter of Transmittal for your use and for the information of your clients;

3.
A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

4.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Notes, or a timely book-entry confirmation of such Old Notes into the Exchange Agent’s account at The Depository Trust Company, should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.
The Issuers will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Issuers will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in the Instructions in the Letter of Transmittal.

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Any requests for additional copies of the enclosed materials should be directed to Wells Fargo Bank, N.A., the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

Chiquita Brands International, Inc. Chiquita Brands L.L.C.
NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON ACTING AS AN AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.
Enclosures

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